EXHIBIT 23.2


                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
LaserSight Incorporated:

We consent to incorporation by reference in the registration statement on Form S-8 of LaserSight Incorporated, to be filed with the Securities and Exchange Commission on or about November 25, 1996, of our report dated February 16, 1996, relating to the consolidated balance sheet of LaserSight Incorporated and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of LaserSight Incorporated.


                                      /s/KPMG PEAT MARWICK LLP

St. Louis, Missouri
November 25, 1996